UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 30, 2011

RAMCO-GERSHENSON PROPERTIES TRUST
(Exact name of registrant as specified in its charter)

Maryland	1-10093	13-6908486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan	48334
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(248) 350-9900

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 30, 2011, Ramco-Gershenson Properties, L.P. (“the “Company”), the majority-owned operating partnership of Ramco-Gershenson Properties Trust (the “Registrant”), entered into a new $60 million unsecured term loan (the “Facility”) with certain lenders party thereto, KeyBank National Association (“KeyBank”), as administrative agent (the “Administrative Agent”) and KeyBanc Capital Markets (“KeyBanc”) as arranger (“Lead Arranger”), The Huntington National Bank, and PNC Bank as participating banks.  The Facility may be increased to $150 million at the Company’s request, subject to lenders’ approval.

The facility matures on September 30, 2018 and bears interest at a rate equal to LIBOR plus 225 basis points, or LIBOR plus a lower spread if the Company obtains at least two credit ratings and achieves an investment grade rating from Standard & Poor’s Rating Group, Moody’s Investors Services, Inc., or Fitch, Inc. after the first two years of the loan term.  In such case, the lower spread will be based upon the actual credit ratings achieved.

The Company also entered into interest rate swap agreements for the full term of the Facility to swap LIBOR to a fixed rate.  The interest rate at closing was 4.2%.  The net proceeds were used to pay off four mortgage loans secured by certain properties and pay off all outstanding balances under the Company’s unsecured revolving credit facility.

The foregoing does not purport to be a complete description of the terms of the Facility and is qualified in its entirety by reference to the Facility. A copy of the agreement related to the Facility will be filed with the Registrant’s Form 10-Q for the period ended September 30, 2011.

Item 2.03           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference.

Item 9.01           Financial Statements and Exhibits.

(d)  Exhibits.

The following exhibit is filed with this Form 8-K:

Exhibit 99.1        Press release of Ramco-Gershenson Properties Trust dated October 3, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAMCO-GERSHENSON PROPERTIES TRUST

Date:	October 3, 2011	By:	/s/ Gregory R. Andrews
Gregory R. Andrews
Chief Financial Officer and Secretary